SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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FX Energy, Inc.
(Name of Registrant as Specified in its Charter)

n/a
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FX ENERGY, INC.

3006 Highland Drive, #206

Salt Lake City, Utah 84106 USA

Telephone: (801) 486-5555

Facsimile: (801) 486-5575

April 30, 2008

Dear FX Energy Stockholder:

Our Proxy Statement for the 2008 Annual Stockholders’ Meeting of FX Energy, Inc. and our 2007 Annual Report are enclosed. At this meeting, we will seek your support for the election of directors and the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008.

These are important considerations for all stockholders. Therefore, the Board of Directors urges you to review each of these proposals carefully. The enclosed proxy statement discusses the intended benefits as well as possible disadvantages of these proposals.

Your Board of Directors believes that the adoption of each of the proposals is in the best interests of all stockholders.

Sincerely,

FX ENERGY, INC.

David N. Pierce

President

TABLE OF CONTENTS

PAGE

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 11, 2008

PROXY STATEMENT

Introduction	1

Corporate Governance	2

Proposal 1. Election of Directors	8

Proposal 2. Ratification of the Appointment by the Audit Committee of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm	8

Principal Stockholders	9

Section 16(a) Beneficial Ownership Reporting Compliance	10

Certain Relationships and Related Party Transactions	10

Report of the Compensation Committee	11

Executive Compensation	11

Audit Committee Report	22

Relationship with Independent Auditors	23

Other Matters	23

PROXY CARD

FX ENERGY, INC.

3006 HIGHLAND DRIVE, SUITE 206

SALT LAKE CITY, UTAH 84106

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 10, 2008

To the Stockholders of FX Energy, Inc.:

The 2008 Annual Stockholders’ Meeting (the “Annual Meeting”) of FX Energy, Inc. (the “Company”) will be held June 10, 2008, in the Sawtooth Room, Little America Hotel, 500 South Main Street, Salt Lake City, Utah. The Annual Meeting will convene at 10:00 a.m., local time, to consider and take action on the following proposals:

(1)	to elect two directors to serve until the expiration of their respective terms and until their respective successors are elected and qualified;

(2)	to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2008; and

(3)	to transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Only owners of record of the Company’s common stock outstanding as of the close of business April  25, 2008 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

Holders of at least a majority of the shares of common stock outstanding on the Record Date must be represented at the meeting to constitute a quorum for conducting business.

The attendance at and/or vote of each stockholder at the Annual Meeting is important, and each stockholder is encouraged to attend.

FX ENERGY, INC.
By Order of the Board of Directors

Scott J. Duncan, Secretary

Salt Lake City, Utah

April 30, 2008

IMPORTANT

Regardless of whether you plan to attend the meeting in person, please fill in, sign, date and return the enclosed proxy promptly in the self-addressed, stamped envelope provided. No postage is required if mailed in the United States. If you prefer, you may send the Company your proxy by facsimile transmission at 1-801-486-5575.

SPECIAL REQUEST

If your shares are held in the name of a brokerage firm, nominee or other institution, only it can vote your shares. Please contact promptlythe person responsible for your account and give instructionsfor your shares to be voted.

FX ENERGY, INC.

3006 HIGHLAND DRIVE, SUITE 206

SALT LAKE CITY, UTAH 84106

PROXY STATEMENT

INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies, on behalf of FX Energy, Inc., to be voted at the Annual Meeting to be held in the Sawtooth Room, Little America Hotel, 500 South Main Street, Salt Lake City, Utah, on June 10, 2008, at 10:00 a.m., local time, or at any adjournment thereof. The enclosed proxy, when properly executed and returned in a timely manner, will be voted at the Annual Meeting in accordance with the directions set forth thereon. If no instructions are indicated on the enclosed proxy, the proxy will be voted as follows at the Annual Meeting:

(1)

FOR the election of two nominees of the Company set forth herein as directors of the Company to serve as directors until the expiration of their respective terms and until their successors are elected and qualified;

(2)	TO ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2008; and

(3)	IN accordance with the best judgment of the persons acting as proxies on other matters presented for a vote.

The enclosed proxy, even though executed and returned to the Company, may be revoked at any time before it is voted, either by giving a written notice, mailed or delivered to the Secretary of the Company or sent by facsimile transmission to 1-801-486-5575, by submitting a new proxy bearing a later date, or by voting in person at the Annual Meeting. If the proxy is returned to the Company without specific direction, the proxy will be voted in accordance with the Company’s recommendations as set forth above.

The entire expense of this proxy solicitation will be borne by the Company. In addition to this solicitation, officers, directors and regular employees of the Company, who will receive no extra compensation for such services, may solicit proxies by mail, by telephone or in person. This proxy statement and form of proxy were first mailed to stockholders on or about April 30, 2008.

Only holders of the Company’s 40,303,447shares of common stock, par value $0.001, outstanding as of the close of business on April 25, 2008 (the “Record Date”), will be entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote. Holders of at least a majority of the shares of common stock outstanding on the Record Date must be represented at the Annual Meeting to constitute a quorum for conducting business.

All properly executed and returned proxies as well as shares represented in person at the meeting will be counted for purposes of determining if a quorum is present, whether the proxies are instructed to abstain from voting or consist of broker nonvotes. Under Nevada corporate law and the Company’s Articles of Incorporation and Bylaws, the election of directors requires the vote of a plurality of the votes cast at the Annual Meeting. Abstentions and broker nonvotes will not be counted for the election of directors. Routine matters are considered approved by the stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. Therefore, abstentions and broker nonvotes are not counted and will have the same legal effect as a vote in favor of matters other than the election of directors.

Officers and directors holding an aggregate of 1,219,188 shares of common stock, or approximately 3.0% of the outstanding shares, have indicated their intent to vote in favor of all proposals.

The Company’s policy is that each member of the Board of Directors is encouraged, but not required, to attend the Annual Meeting. All of the Company’s directors attended the Company’s 2007 Annual Meeting.

CORPORATE GOVERNANCE

Executive Officers, Directors

The following sets forth the name, age, term of directorship, and principal business experience of each executive officer and director of the Company.

		Year
Name	Age	Director Since	Term Expires	Business Experience During Past Five Years and Other Information

Directors

David N. Pierce	62	1992	2008

President and a director of the Company since 1992, Chairman from 1992 through 2003. For more than three years prior to 1992, Vice-President and a director of the Company’s predecessor, Frontier Exploration Company, co-founded with his brother, Andrew W. Pierce, in January 1989, which was acquired by the Company in 1992. Executive capacities with privately held oil and gas companies since 1979. An attorney with more than 30 years of experience in natural resources, securities and international business law. Graduate of Princeton University and Stanford University Law School.

Thomas B. Lovejoy	72	1995	2010

Chairman of the Board of Directors since October 2003, Executive Vice-President effective February 2007, Chief Financial Officer from 1999 to 2007, Vice-Chairman from 1995 through 2003, and a consultant to the Company from 1995 to 1999. Between 1992 and 1999, principal of Lovejoy & Associates, Inc., Greenwich, Connecticut, which provided financial strategic advice respecting private placements, mergers and acquisitions. From 1989 through 1992, managing director and head of natural resource, utility and mining groups of Prudential Securities, Inc., New York City. From 1980 through 1988, managing director and head of the energy and natural resources group of Paine Webber, Inc. From 1993 to 2001, director of Scaltech, Inc., Houston, Texas, a processor of petroleum refinery oil waste. Graduate of Massachusetts Institute of Technology and Harvard Business School.

Jerzy B. Maciolek	58	1995	2009

Vice-President of International Exploration and a director of the Company since 1995. Employed by the Company since September 1995. Instrumental in the Company’s exploration efforts in Poland. Prior to becoming the Company’s employee, a private consultant for over five years, including consulting on exploration projects in the western United States, the hydrocarbon potential of Poland and Kazakhstan, and developing applied integrated geophysical interpretations over gold mines in Nevada, California and Mexico. Graduate of the Mining and Metallurgy Academy in Krakow, Poland.

		Year
Name	Age	Director Since	Term Expires	Business Experience During Past Five Years and Other Information

David L. Worrell	62	2003	2010

Director of the Company since 2003. Founder and President of David Worrell Associates, a commercial real estate consulting and development firm with emphasis on the hospitality industry, from 1990 through 1997 and 1999 through the present. Served in 1998 as Senior Vice-President, Development, for Homestead Village, Inc., a New York Stock Exchange listed lodging company. From 1993 through 1997, served as Chief Executive Officer, and from 1998 through the present, as Chairman of Subway Russia Franchising Company, exclusive master franchisee of the Subway Sandwich Shop restaurant concept in Russia; from 1981 through 1990, Managing Director, Vice-President and Director of Development for MAT Associates, a national real estate developer specializing in hotel and related commercial development. Prior to 1981, practicing attorney in the areas of real estate acquisition and development and international transactions. Graduate of Stanford Graduate School of Business, Stanford Law School, and Cornell University. Mr. Worrell is a member of the Company’s Nomination and Governance Committee and its Audit Committee, and is Chairman of the Company’s Compensation Committee.

Arnold S. Grundvig, Jr.	59	2003	2010

Director of the Company since 2003. President and Chief Financial Officer of A-Systems Corporation, a developer of accounting software, since 1993. Author of “The 90 Minute MBA” (2005). From 1990 to 1992, served as Controller for Weider Health & Fitness, a sports nutrition company, and Schiff Vitamin, a nutrition enhancement company. From 1985 to 1989, served as a Financial Analyst for Petro Source Corporation, a crude oil trading firm. From 1983 to 1985, worked as an independent turn-around consultant on several projects. From 1977 to 1982, worked for First Interstate Bank (now Wells Fargo Bank) as Manager of the Credit Department and as a Commercial Loan officer. From 1971 to 1977, served as a Financial Analyst for Dun & Bradstreet, Inc., a commercial credit rating bureau. Graduate of Phoenix University (MBA) and the University of Utah. Mr. Grundvig is a member of the Company’s Audit Committee, Nomination and Governance Committee and its Compensation Committee.

Richard Hardman CBE	72	2003	2009

Exploration Advisor since February 2003 and director since October 27, 2003. From January 2002 through January 2003, Advisor on Exploration to the Chief Executive Officer of Enterprise Oil and worked in an advisory capacity to Neptune Oil and Gas. Between 1983 and January 2002, served in various executive capacities with Amerada Hess, a worldwide, integrated oil and gas firm. Vice-President of Worldwide Exploration based in London between May 1998 and May 2001 and Exploration Advisor thereafter until January 2002. Over a career spanning more than 40 years, worked in oil and gas exploration as a geologist in Libya, Kuwait, Colombia, Norway and the North Sea. Chairman of

		Year
Name	Age	Director Since	Term Expires	Business Experience During Past Five Years and Other Information

the Petroleum Society of Great Britain, President of the Geological Society of London, as the European member of the Advisory Council of the American Association of Petroleum Geologists, and former Chairman and current committee member of APPEX, a farmout fair organization based in London. Commander of the British Empire in New Year Honours List of 1998 for services to the oil industry. Mr. Hardman is a member of the Company’s Nomination and Governance Committee and its Compensation Committee.

Dennis B. Goldstein	62	2003	2008

Mr. Goldstein has been a director since October 2003, and was appointed Lead Director November 2003. He previously served as a member of the Board of Directors from 1999 to 2002, and was a member of the Audit Committee of the Company prior to his resignation. Since March of 2002, Mr. Goldstein has been practicing natural resources law in San Francisco, California. From 1976 until March of 2002, Mr. Goldstein was with Homestake Mining Company, a New York Stock Exchange listed, international gold mining company in various capacities. When Homestake was purchased by Barrick Gold Corporation in 2002, he was Vice-President and Corporate Counsel. Mr. Goldstein is a graduate of Brown University, Stanford University Law School and the Executive Program of the Stanford Graduate School of Business. He is a member of the California and the American Bar Associations. Mr. Goldstein is Chairman of the Company’s Nomination and Governance Committee and is a member of its Audit Committee and its Compensation Committee.

H. Allen Turner	55	2007	2009

Mr. Turner was appointed to the Board of Directors in February 2007. Mr. Turner has 25 years experience in finance, including 20 years as a senior executive at Devon Energy Corporation during a period when it grew to become one of the world’s largest independent oil and gas exploration companies. While there, Mr. Turner’s responsibilities included corporate finance, strategic planning, long-term budgeting, and mergers and acquisitions. He also had substantial responsibility for SEC compliance, financial and public relations, stock exchange relationships, and compensation and benefits planning. Mr. Turner retired from Devon in 2001. Prior to his Devon experience, Mr. Turner was employed at Merrill Lynch in various local, regional and national positions. Since 2001, Mr. Turner has served as a director of Cortland Associates, a registered investment advisor, and as a private investor. Mr. Turner is Chairman of the Company’s Audit Committee and a member of the Company’s Nomination and Governance Committee and the Compensation Committee.

		Year
Name	Age	Director Since	Term Expires	Business Experience During Past Five Years and Other Information

Executive Officers

Andrew W. Pierce	60	--	--

Vice-President of Operations of the Company since 1992, director from 1992 through his resignation in 2003. For more than three years prior to 1992, President and a director of the Company’s predecessor, Frontier Exploration Company, co-founded with his brother, David N. Pierce, in January 1989, which was acquired by the Company in 1992. More than 25 years of experience in oil and gas exploration, drilling, production and leasing experience, with primary management and line responsibility for drilling and completion activities.

Scott J. Duncan	59	--	--

Vice-President Investor Relations and Secretary of the Company, director from 1993 through 2004, when he did not stand for reelection. Financial consultant to the Company from its inception through April 1993, when he became the Company’s Treasurer. Prior to becoming a consultant with the Company, an executive and director of several small businesses in Salt Lake City. Graduate of the University of Utah School of Business.

Clay Newton	51	--	--

Vice-President of Finance, Treasurer and Chief Accounting Officer since 2003 and a director from 2002-2003. Worldwide Controller for LANDesk Software, Inc. from 2002-2003, a private technology company with operations and entities in eight countries. Director of Corporate Finance and Administration for Talk2 Technology, Inc., a private technology company, from 2000 to 2002. Chief Financial Officer and Corporate Secretary for Equity Oil Company, a publicly traded international oil and gas company, from 1986 to 2000. Graduate, University of Utah. Certified Public Accountant, Certified Equity Professional.

Director Independence

The Board of Directors has determined that Dennis B. Goldstein, Arnold S. Grundvig, Jr., Richard Hardman, H. Allen Turner and David L. Worrell are “independent directors” as that term is defined in Rule 4200(a)(15) of NASDAQ.

Board of Directors’ Meetings and Committees

Board of Directors

The Board of Directors held four meetings during 2007 and one meeting to date in 2008. The directors also discussed the Company’s business and affairs informally on numerous occasions throughout the year and took several actions through unanimous written consents in lieu of meetings.

Audit Committee

The Company’s Audit Committee Charter was included as an appendix to the proxy statement for its 2004 annual meeting of stockholders and is available on the Company’s website, www.fxenergy.com . The Audit Committee of the Board of Directors is currently composed of four independent directors: H. Allen Turner, its Chairman, Arnold S. Grundvig, Jr., each of whom the Board of Directors has determined to be an audit committee financial expert, David L. Worrell, and Dennis B. Goldstein, all of whom the Board of Directors has determined to be independent, all as required by Rule 10A-3(b)(1) adopted pursuant to the Securities Exchange Act of 1934.

The Audit Committee selects the Company’s independent auditors, approves the scope of audit and related fees, and reviews financial reports, audit results, internal accounting procedures, related-party transactions, when appropriate, and programs to comply with applicable requirements relating to financial accountability. The Audit Committee’s responsibilities also include the development of policies and procedures for compliance by the Company and its officers and directors with applicable laws and regulations. The Audit Committee met eight times during 2007 and has met twice to date in 2008, including meetings in early 2008 to review the results of the audit of the Company’s 2007 financial statements by its independent accountants and other related matters, as reported below.

Compensation Committee

The Company’s Compensation Committee Charter is available on the Company’s website, www.fxenergy.com . The Compensation Committee is responsible for reviewing performance of senior management, recommending compensation, and developing compensation strategies and alternatives throughout the Company. The Compensation Committee met four times during 2007 and has met once to date during 2008, in addition to several informal telephone meetings throughout 2007. The Compensation Committee of the Board of Directors is composed of five independent directors: David L. Worrell, its Chairman, Richard Hardman, Dennis B. Goldstein, H. Allen Turner, and Arnold S. Grundvig, Jr.

Nomination and Governance Committee

The Company’s Nomination and Governance Committee Charter is available on the Company’s website, www.fxenergy.com . The Nomination and Governance Committee is responsible for recommendations to the Board of Directors respecting corporate governance principles; prospective nominees for director; Board member performance and composition; function, composition and performance of Board committees; succession planning; director and officer liability insurance coverage; and directors’ responsibilities. The Nomination and Governance Committee met four times during 2007 and has met once to date during 2008. The Nomination and Governance Committee of the Board of Directors is composed of five independent directors: Dennis B. Goldstein, its Chairman, Richard Hardman, David L. Worrell, H. Allen Turner, and Arnold S. Grundvig, Jr.

When considering candidates for directors, the Nomination and Governance Committee takes into account a number of factors, including the individual’s reputation for judgment, skill, integrity and other relevant qualities; whether the candidate has relevant business experience; whether the candidate has achieved a high level of professional accomplishment; independence from management under both NASDAQ and Securities and Exchange Commission definitions; existing commitments to other businesses; potential conflicts of interest with other pursuits; corporate governance background and experience; financial and accounting background that would permit the candidate to serve effectively on the Audit Committee; and the size, composition, and experience of the existing Board of Directors.

The committee will also consider candidates for directors suggested by stockholders, using the above considerations. Stockholders wishing to suggest a candidate for director should write to Scott J. Duncan, Secretary of the Company, and include a statement that the writer is a stockholder of record and is proposing a candidate for consideration by the committee; the name of and contact information for the candidate; a statement that the candidate is willing to be considered and would serve as a director if elected; a statement of the candidate’s business and educational experience, preferably in the form of a resume or curriculum vitae; information regarding each of the factors identified above, other than facts regarding the existing Board of Directors, that would enable the committee to evaluate the candidate; a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company; and detailed information about any relationship or understanding between the stockholder and the proposed candidate.

Before nominating a sitting director for reelection at an annual meeting, the committee considers the director’s performance on the Board of Directors and attendance at Board of Directors’ meetings, and whether the director’s reelection would be consistent with the Company’s governance guidelines and ability to meet all applicable corporate governance requirements.

            When seeking candidates for director, the committee may solicit suggestions from incumbent directors, management or others. After conducting an initial evaluation of the candidates, the committee will interview that candidate if it believes the candidate might be suitable for a position on the Board of Directors. The committee may also ask the candidate to meet with management. If the committee believes the candidate would be a valuable addition to the Board of Directors, it will recommend to the full Board of Directors that candidate’s nomination.

Rights Redemption Committee

In connection with the adoption of a stockholder Rights Agreement, the Board of Directors formed a Rights Redemption Committee during 2007 to perform certain functions in accordance with such plan. The Rights Redemption Committee, which shall be appointed by the Board of Directors as necessary, must consist of at least three continuing directors, a majority of whom may not be Company employees. The Rights Redemption Committee did not meet during 2007.

Policy on Stockholder Communications with Directors

Company stockholders that want to communicate with the Board, any of its committees, or with any individual director can write to the Company at 3006 Highland Drive, Suite 206, Salt Lake City, Utah 84106. Such letter should indicate that it is from a Company stockholder. Depending upon the subject matter, management will:

•	forward the communication to the director, directors or committee to whom it is addressed;
•	attempt to handle the inquiry directly if it is a request for information about the Company or other matter appropriately dealt with by management; or
•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each Board of Directors’ meeting, a member of management will present a summary of all communications received since the last meeting that were not forwarded to the directors and make those communications available to the directors on request.

Code of Ethics

The Company has adopted a Code of Ethics that applies to all of its employees, including its principal executive officer, principal financial officer and its principal accounting officer. The Code of Ethics is available on the Company’s website, www.fxenergy.com .

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines to assist its directors in promoting the best interests of the stockholders in terms of corporate governance, fiduciary responsibilities, compliance with applicable law and regulations, and maintenance of accounting, financial or other controls. The Corporate Governance Guidelines are available on the Company’s website, www.fxenergy.com .

Stockholder Proposals

No proposals have been submitted by the Company’s stockholders for consideration at the Annual Meeting. It is anticipated that the next annual meeting of stockholders will be held during June 2009. Stockholders may present proposals for inclusion in the proxy statement to be mailed in connection with the 2009 Annual Meeting of Stockholders of the Company, provided such proposals are received by the Company no later than January 2, 2009, and are otherwise in compliance with applicable laws and regulations and the governing provisions of the Company’s Articles of Incorporation and Bylaws.

PROPOSAL 1.	ELECTION OF DIRECTORS

The Company’s Articles of Incorporation provide that the Board of Directors shall be divided into three classes, with each class as equal in number as practicable. One class is to be elected each year for a three-year term. At the Annual Meeting, two directors will be elected to serve three-year terms.

The Board of Directors has nominated David N. Pierce and Dennis B. Goldstein for election as directors of the Company at the Annual Meeting, each to serve for a term of three years expiring at the 2011 annual meeting and until his successor is elected and qualified. Such nominations have been approved unanimously by the Company’s Nomination and Governance Committee and by the Board of Directors.

Votes will be cast, pursuant to authority granted by the enclosed proxy when properly executed and returned to the Company, for the election of the nominees named below as directors of the Company, except as otherwise specified in the proxy. In the event a nominee shall be unable to serve, votes will be cast, pursuant to authority granted by the enclosed proxy, for such person as may be designated by the Board of Directors. The Company’s officers are elected at the annual meeting of the Board of Directors to hold office until their respective successors are elected and qualified. The information concerning the nominees and directors and their security holdings has been furnished by them to the Company. Biographical information and business experience of each person nominated and for each director whose term of office will continue after the Annual Meeting are discussed above. (See “Corporate Governance: Executive Officers, Directors.”)

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the election of the nominees David N. Pierce and Dennis B. Goldstein, to serve in such capacities until the expiration of their term at the 2011 annual meeting of stockholders, and until their successors are elected and qualified.

Vote Required

Directors are elected by the affirmative vote of the holders of a plurality of the shares of common stock voted at the Annual Meeting. Abstentions and broker non-votes will not be counted in the election of directors.

PROPOSAL 2.	RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP (PwC) has served as the Company’s Independent Registered Public Accounting Firm since 1995. The Audit Committee has appointed PwC to act in that capacity for the year ending December 31, 2008.

Although the Company is not required to submit this appointment to a vote of the stockholders, the Audit Committee believes it is appropriate as a matter of policy and a desirable corporate governance practice to request that the stockholders ratify the appointment of PwC as the Company’s Independent Registered Public Accounting Firm. If the stockholders do not ratify this appointment, the Audit Committee will investigate the reasons for that nonratification and determine whether to retain PwC or appoint another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee may determine to engage a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

It is anticipated that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be provided the opportunity to make a statement, if they desire to do so, and be available to respond to appropriate questions.

Recommendation of the Board of Directors

The Board of Directors recommends voting “FOR” the ratification of the appointment by the Audit Committee of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm.

Vote Required

The ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm requires the affirmative vote of more shares than vote against such ratification. Abstentions and broker non-votes will not be counted on this matter.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of March 31, 2008, the name and shareholdings of each person that owns of record, or was known by the Company to own beneficially, 5% or more of the common stock currently outstanding; the name and shareholdings of each director; and the shareholdings of all executive officers and directors as a group. Unless indicated otherwise in the footnotes, each person named below has, to the best of the Company’s knowledge, sole voting and investment power with respect to all shares of common stock shown as beneficially owned by each person:

Name	Amount and Nature of Beneficial Ownership	Percent of Class(1)

Directors:
David N. Pierce(2)	527,679	1.3%
Thomas B. Lovejoy(3)	812,794	2.0%
Jerzy B. Maciolek(4)	377,212	0.9%
David L. Worrell(5)	67,400	0.2%
Arnold S. Grundvig, Jr.(6).	30,400	0.1%
Dennis B. Goldstein(7).	93,540	0.2%
Richard F. Hardman(8)	159,455	0.4%
H. Allen Turner	4,933	0.0%

All executive officers and directors as a group (10 persons)(9)	3,044,964	7.2%

(1)

Calculations of total percentages of ownership outstanding for each person or group assume the exercise of derivative securities that are exercisable within 60 days of the table date by the individual or group to which the percentage relates, pursuant to Rule 13d-3(d)(1)(i).

(2)

The calculation of beneficial ownership includes 315,000 shares subject to outstanding options that are exercisable within 60 days of the table date, 34,000 shares held by David N. Pierce as custodian for his children, and 39,340 shares held in Mr. Pierce’s retirement accounts.

(3)

The calculation of beneficial ownership includes 275,000 shares subject to outstanding options that are exercisable within 60 days of the table date, 176,000 shares held in trust for the benefit of Thomas B. Lovejoy’s children, 78,526 shares held in Mr. Lovejoy’s retirement accounts, 10,000 shares held by Mr. Lovejoy’s spouse’s IRA account, and 200,000 shares held by Lovejoy & Associates, Inc. (of which Mr. Lovejoy is sole owner).

(4)

The calculation of beneficial ownership includes 315,000 shares subject to outstanding options that are exercisable within 60 days of the table date and 24,026 shares held in Mr. Maciolek’s retirement account.

(5)

The calculation of beneficial ownership includes 26,000 shares subject to outstanding options that are exercisable within 60 days of the table date. Includes 29,400 shares held by David L. Worrell jointly with his wife, Julianne Shedd Worrell, 7,000 shares held by Mr. Worrell’s IRA, and 5,000 shares held solely by Julianne Shedd Worrell’s IRA.

(6)	The calculation of beneficial ownership includes 26,000 shares subject to outstanding options that are exercisable within 60 days of the table date.
(7)	The calculation of beneficial ownership includes 56,000 shares subject to outstanding options that are exercisable within 60 days of the table date.
(8)	The calculation of beneficial ownership includes 121,776 shares subject to outstanding options that are exercisable within 60 days of the table date.
(9)	The calculation of beneficial ownership includes 1,825,776 shares subject to outstanding derivative securities that are exercisable within 60 days of the table date.

Equity Compensation Plans

Plan Category	Number of Securities To Be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	2,970,229	$4.02	316,086
Equity compensation plans not approved by security holders	25,000(1)	2.44	--
Total	2,995,229	$4.01	316,086

_______________

(1)

The Company granted to a consultant in Poland options to purchase 25,000 shares at $2.44 per share on November 12, 2001. The option vested one third per year after the date of grant and is exercisable after vesting for a period of seven years following the date of grant.

Since inception, the Company has issued options pursuant to stock option and award plans that have been adopted by the Board of Directors and approved by the stockholders. As of December 31, 2007, the Company had outstanding options and unvested restricted stock awards of 2,970,229 shares under plans that have been approved by the stockholders. As of December 31, 2007, there was an aggregate of 25,000 shares reserved for issuance under currently outstanding options granted to a consultant under an arrangement not submitted to the stockholders for approval. The Company will not grant any compensatory options to officers, directors or employees outside of stockholder-approved plans.

In addition to the specific provisions noted below, all such outstanding options and restricted stock awards provide for antidilution adjustments to the number of shares issuable and the exercise or conversion price in the event of any stock split, stock dividend or recapitalization of the Company’s common stock; restrict transfer; require the Company to reserve for issuance that number of shares issuable on exercise or conversion; require notice to the holder prior to certain extraordinary corporate events; require payment of the exercise price of options and warrants in cash plus such other type of consideration as specifically noted; are fully vested and exercisable unless otherwise indicated; and contain other similar miscellaneous items.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons that own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. Officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto filed with the Securities and Exchange Commission during or respecting the last fiscal year ended December 31, 2007, no person that, at any time during the most recent fiscal year, was a director, officer, beneficial owner of more than 10% of any class of equity securities of the Company, or any other person known to be subject to Section 16 of the Exchange Act failed to file, on a timely basis, reports required by Section 16(a) of the Securities Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board of Directors has adopted a written Related Party Transactions Policy for the review, approval or ratification of Related Party Transactions (all current or proposed transactions, regardless of dollar value, in which (i) the Company is a participant and (ii) any director, executive officer or immediate family member of any director or executive officer has a direct or indirect material interest) and has given the Audit Committee the responsibility for overseeing the policy. The policy requires all Related Party Transactions to be approved by the Audit Committee, which takes into account, among other things, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third-party under similar circumstances and the materiality of the related person’s interest in the transaction. The Company is not aware of any Related Party Transactions that would require disclosure.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee (the “Committee”), which is composed solely of independent members of the Board of Directors, assists the Board of Directors in fulfilling its responsibilities relating to executive compensation. The Committee is responsible for overseeing the Company’s compensation programs. The Committee, on behalf of and in certain instances subject to the approval of the Board of Directors, reviews and approves compensation programs for certain executive officer positions. In this context, the Committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis required by section 402(b) of Regulation S-K. Following the reviews and discussions referred to below, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and this proxy statement.

The Compensation Committee:
David L. Worrell, Chairman
Dennis B. Goldstein
Arnold S. Grundvig, Jr.
Richard Hardman
H. Allen Turner

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

In this section, the Company discusses certain aspects of its compensation program as they pertain to its principal executive officer, principal financial officer, and three other most highly compensated executive officers in 2007. The Company refers to these five persons throughout as the “Named Executive Officers.” The Company’s discussion focuses on compensation and practices relating to its most recently completed fiscal year.

The Company believes that the performance of each of the Named Executive Officers has the potential to directly impact both its short-term and long-term results of operations. The Company places considerable importance on the design and administration of the executive compensation program.

Executive Compensation Philosophy

FX Energy is a unique independent oil and gas company. As the only US-based company whose focus is on early-stage exploration in Poland and one of only a few of its size that operates outside the United States, the Company faces many challenges that go beyond the typical risks associated with an established oil and gas company operating domestically. These challenges include working with Poland’s governmental agencies as new energy policies and practices evolve, enhancing the knowledge base of the local industry, and working through a frequently changing political climate. In addition, the Company faces the risk of doing business in a former communist country, whose exploration and environmental laws are continuing to evolve, and having a national oil company as the partner and operator of many of the Company’s significant exploration projects, which means the Company often cannot dictate the timing and nature of its operations.

In addition, while the Company has recently been successful in its drilling operations, and has begun to establish reserves and regular production, it continues to face significant exploration risk as it moves forward. The Company recognizes its higher risk profile, and considers this and its unique operating circumstances when it evaluates and sets executive compensation.

The Company’s philosophy is that compensation paid to Named Executive Officers should reflect the general trends and levels of the Company’s peers and should be designed so as to align the employees’ interests with the performance of the Company on both a short- and long-term basis. Accordingly, a significant portion of total compensation is directly related to Company performance. In order to build a direct link between shareholder interests and its executives’ compensation, the Company has equity and cash incentive compensation programs, which may account for a majority of an officer’s compensation. This practice parallels the compensation practices of its peer group.

             Senior management compensation programs are also designed to deliver compensation at levels that are consistent with the competitive marketplace. In order to attract and retain the best talent, the Company must compensate at a level that reflects the demand for talented executives, especially in a robust industry environment. In view of these circumstances, the Committee must balance pay for performance with the compelling need to attract, retain and incentivize senior executives.

When an executive achieves superior results, the executive is rewarded. Conversely, inferior performance by an executive leads to a reduction in, or elimination of, incentive compensation for the subject period. Inferior performance is also evaluated to determine the underlying causes and the executive, as well as his or her staff, will be incentivized to address the issues and will be rewarded for improved performance or, when appropriate, replaced.

The Company’s executive compensation program, which is administered by the Committee, consists of five key elements: Base Salary, Annual Cash Incentives, Long-Term Incentives, Retirement Compensation, and other Employee Benefits. The benefit plans are designed to encourage retention and reward long-term employment. In addition, the Committee believes perquisites for senior executives should be extremely limited in scope and value, and should also be restricted to those types of perquisites that are available to all employees.

The Company’s compensation philosophy for Named Executive Officers distinguishes between the compensation opportunities made available to the Named Executive Officers and the compensation actually paid to them. The actual amount ultimately realized by individual Named Executive Officers from their total compensation opportunities (other than base salary), if any, is dependent upon the Company’s actual operational, financial and/or stock price performance as well as individual performance. Accordingly, if overall results fail to meet the goals established for the compensation opportunities, then earned compensation is likely to fall below the peer group’s mean compensation depending upon the performance of the companies within that group.

Benchmarking Against Peer Companies

The Company uses both survey data and public information as a framework in structuring the total compensation opportunities provided to Named Executive Officers such that (a) the average total compensation of the peer group will serve as a guideline and (b) compensation may be higher or lower than the median compensation of the peer group if the Committee concludes that the Company outperforms or underperforms comparable companies and executives contribute meaningfully to that performance.

The Committee annually reviews competitive executive compensation based on public company data compiled by Equilar, Inc. The public company data is further benchmarked, for comparative purposes, with the annual Mercer Human Resource Consulting Energy Compensation Survey, which contains data on both public and private companies, segregated by size and geographical location. The Company does not use an independent compensation consultant.

In analyzing and determining 2007 compensation levels, the Company reviewed comparative compensation data for those US traded public companies engaged in the oil and gas business that met the following three criteria: (1) total market capitalization at the time of analysis between $100 million and $450 million, (2) annual revenues of less than $75 million, and (3) total enterprise value of less than $500 million. The Company believes that these criteria were effective in yielding an appropriate peer group of comparable companies. The benchmarking results provided background and context for Committee decisions; the information regarding peer companies and pay practices of the peer group assisted in its analysis but did not govern the Committee’s award determination for any particular Named Executive Officer. The peer group included the following companies:

Abraxas Petroleum	Isramco
Aurora Oil & Gas	Panhandle Royalty
Barnwell Industries	Quest Resources
Credo Petroleum	Ram Energy Resources
Crimson Exploration	Royale Energy
Double Eagle Petroleum	Teton Energy
Endeavour International	Toreador Resources
GASCO Energy	Transmeridian Exploration
Gastar Exploration	Tri Valley
Harken Energy

            As part of the total compensation review process, the Committee reviews each element and the mix of compensation that comprises the total executive compensation package. This process includes comparing prior year data for the executives in the peer group to similar data for the Company’s executives as a group, or individually in the case of the Chief Executive Officer. With the assistance of the Chief Executive Officer, the Committee also makes an assessment of skills, experience and achievements of the Named Executive Officers as a group and individually. To support its compensation objectives, the Committee may make adjustments to the Company’s executives’ elements of compensation to bring them more in line with the various elements of the peer group executives. In addition to adjusting the allocation among elements of compensation for the executive group or Chief Executive Officer, as the case may be, individual pay may differ for any executive based on individual performance, tenure and a subjective assessment of future potential. Adjustments also may be made to base salary or long-term equity pay based on internal equity among the executive group.

In executive session, the Committee determines compensation for the Chief Executive Officer based on his performance, using the benchmarked data as a reference point. The Committee then determines the amount of each executive’s compensation. Each of the factors comprising performance results was considered by the Committee in determining the amount of each executive’s compensation.

Base Salary

To remain competitive with compensation levels of executives at comparable companies, the Company targets the base pay of its Named Executive Officers at about the average of the peer group of companies identified above. The Company believes that targeting base pay at a competitive level helps fulfill its compensation program objective of attracting and retaining high quality executives. Each Named Executive Officer’s salary relative to this competitive framework varies based on the level of his responsibility, experience, time in position, internal equity considerations, and individual performance and is reviewed by the Committee on an annual basis. Specific salary adjustments take into account these factors and the current market for management talent.

Analysis of 2007 Salaries

As a result of its review of peer group and other compensation data available, including current compensation trends and talent demand in the oil and gas industry, and taking into consideration the financial condition of the Company, the Committee did not increase the base salary of two Named Executive Officers during 2007, including the Chief Executive Officer. The remaining Named Executive Officers received salary increases ranging from 4% to 6%. The Committee also considered the impact of inflation in reviewing compensation levels. In total, the Committee anticipated that the executive group’s combined base salaries would be at or slightly higher than the average of its peer group. Excluding Mr. Maciolek (see “Internal Pay Equity” below), the combined base salaries were anticipated to be at or slightly below the average of its peer group.

Annual Cash Incentives

As part of each Named Executive Officer’s performance-based compensation, the Company maintains the FX Energy Cash Bonus Plan (the “Plan”). The purpose of the Plan is to take a significant portion of the Named Executive Officer’s total compensation and vary the amount actually paid based on the performance of the Company and the individual officer with respect to goals that are set to enhance shareholder value over the long term.

For 2007, the Committee reviewed corporate accomplishments in the areas of oil and gas reserve additions, revenue growth, implementation of the Company’s capital plan, and the acquisition of new land and other opportunities. The Committee believes that success in these four areas enhances shareholder value in both the short and long terms. Success in the areas of reserve additions and revenue growth, in particular, reflect the Company’s positive achievements in implementing its business model of translating early stage exploration efforts into tangible assets and cash flow. Positive results in the areas of implementing the Company’s capital plan and acquiring new land indicate the successful expansion of the ‘exploration-to-production’ business model, by developing new projects and completing the necessary science to convert the projects from ideas to assets.

            Target awards were determined at the beginning of the year for each Named Executive Officer. The Committee set the target awards as a percentage of base salary, at about the estimated average of peer group award percentages. The Company’s success in meeting its corporate objectives, reviewed at year-end, and each particular Named Executive Officer’s role in meeting those objectives were used to determine whether the actual award would be above, below or at the anticipated peer group average.

Analysis of 2007 Bonus Awards

In evaluating 2007 corporate accomplishments, the Committee noted the following with respect to corporate award components:

Reserve Additions

The Company’s Compound Annual Growth Rate (CAGR) in reserve volumes per share from 2004 through 2007 was 25%, compared to the peer group CAGR of 8% for the same period. Reserve value increased likewise. The Company’s CAGR in reserve value per share from 2004 through 2007 was 71%, more than double the peer group CAGR of 30% for the same period. The Company’s percentile rankings for its reserve volume and value growth were 89% and 83%, respectively. The Committee determined that the Company substantially exceeded its ‘Reserve Additions’ objectives in 2007.

Revenue Growth

The Company’s CAGR in oil and gas revenues per share from 2004 through 2007 was 62%, compared to the peer group CAGR of 33% for the same period. A major contributor to the Company’s increasing revenues is the increase in yearly production. The CAGR in production per share from 2004 through 2007 was 61%, which is more than triple the 19% CAGR rate realized by the peer group. The Company’s percentile rankings for its revenue and production growth were 83% and 89%, respectively. The Committee determined that the Company substantially exceeded its ‘Revenue Growth’ objectives in 2007.

Implementation of the Company’s Capital Plan

The Company’s capital plan for 2007 consisted of two main components:

(1)	the successful completion of the Company’s first significant 3-D seismic survey, including its design, acquisition, processing and interpretation;
(2)

the successful completion of initial geological and geophysical studies on new land acquired in 2006 to allow the Company to develop the acreage to the decision point of either moving forward maintaining its 100% interest, soliciting industry support, or dropping acreage.

In addition to the successful completion of these objectives, the Company was also able to develop additional prospects acquired in 2007 (see “New Land and Other Opportunities” below) to the point of soliciting industry support. The Committee determined that the Company met its ‘Implementation’ objectives in 2007.

New Land and Other Opportunities

During 2007, the Company was able to secure what may be the most significant acreage it has acquired to date in Poland. The Company added a total of 1.2 million net acres, including 284,000 net acres at the Kutno prospect, which contains what the Company believes to be the largest undrilled oil and gas structure onshore Europe. The Company was successful in obtaining this acreage due to its singular understanding of the Ministry of Environment’s rules, regulations and policies concerning new land acquisitions. The Committee determined that the Company met its ‘New Land’ objectives in 2007.

            In determining the annual bonus awards for the Named Executive Officers, the Committee considered the Company’s record results and its success with respect to each of the predetermined objectives, and in particular recognized the significant positive impact of the accomplishments on the Company’s financial and operating condition. In addition, the Committee, with the input of the Chief Executive Officer, reviewed each Named Executive Officer’s performance to determine what impact, if any, that performance had on the actual bonus award, and made adjustments, at its discretion, to the awards of certain individuals.

Following its annual Plan review, the Committee recommended the following bonus awards for 2007:

Executive Officer	2007 Salary	2007 Target Bonus %	2007 Target Bonus $	2007 Bonus Award	2007 Award Over/(Under) Target
Pierce, David N.	$350,000	65%	$227,500	$227,500	0%
Maciolek, Jerzy	270,000	55	148,500	297,000	100
Pierce, Andrew W.	270,000	55	148,500	148,500	0
Lovejoy, Thomas B.	250,000	45	112,500	112,500	0
Newton, Clay	185,000	45	83,250	114,469	38

The Committee believes that these awards appropriately reflect superior corporate and individual efforts during 2007. The Committee also believes that, due to the structure of the Plan, the bulk of the Company’s 2007 bonus awards will likely be approximately equal to the average bonus awards of its peer group.

Long-Term Incentives

Equity Awards

The Company maintains several equity compensation plans under which it makes an annual grant of stock awards to eligible Named Executive Officers. Equity incentives represent a significant element of the Company’s total compensation program. As with other elements, the value received through various stock-based awards is included in the Company’s annual total compensation review process. Each year, the Company collects and reviews competitive data from the peer group specifically on the use of and value received through equity incentives. From this data, management develops and recommends annual awards. The Company’s philosophy is that the award opportunity should match the range of awards made by its peers. Individual awards are then further modified, based on a subjective assessment of individual performance, contribution and future potential.

Over the past few years, significant accounting rule changes have led the Company to review its previous stock option award programs and focus more closely on stock utilization, including the consideration of overhang and annual run rates. As a result, the Company has discontinued certain stock option awards under its equity compensation plans. In 2005, the Company began issuing restricted stock awards to the majority of eligible senior management as their primary long-term equity incentive. Restricted stock awards provide value in the form of Company stock while resulting in lower share usage and lower dilution than the use of certain other types of equity awards. In addition, the vesting conditions (discussed below) and opportunity for long-term capital appreciation, which are characteristic of restricted stock awards, help the Company achieve its objectives of management retention and linking pay to the Company’s long-term shareholder value. Restricted stock awards do not offer dividend or voting rights until they vest and shares are subsequently released to the grantee.

Analysis of 2007 Equity Awards

The Committee believes that the Company’s equity component of compensation for senior executives was low compared to the average of the peer group. In three specific cases, where the total compensation of the executive was low relative to the anticipated mean of the peer group, as judged by the Committee, equity awards were increased over 2006 levels. In all other cases, the award remained unchanged for 2007.

Vesting and Other Restrictions

Annual equity awards granted under the Company’s equity compensation plans typically vest 33% on each of the first three anniversaries of their grant date, contingent on continued employment with the Company. With respect to supplemental awards, the Company may use a shorter or longer vesting period depending upon the Company’s retention objectives for the individual recipient. The Company believes that these provisions serve its objectives of retention and connecting the executives’ long-term interests to those of the Company and its shareholders.

Grant Timing and Pricing

The Company grants annual stock awards during its fourth quarter, generally at or near its regularly scheduled board meeting each year. Notwithstanding its grant schedule, the Company does not grant stock awards prior to the release of material, nonpublic information that is likely to result in an increase in the Company’s stock price, nor does it delay the grant of stock awards until after the release of material, nonpublic information that is likely to result in a decrease in the Company’s stock price. The Company may change the date upon which equity awards are granted if there is unreleased material, nonpublic information.

Retirement Compensation

The Company does not offer a traditional pension plan. The Company does have a 401(k) Stock Bonus Plan under which it makes annual contributions, in the form of FX Energy stock, to the retirement account of each of its Named Executive Officers. Each Named Executive Officer is encouraged to retain the contributed stock, and as of the date of this report, no Named Executive Officer has sold any of the shares so contributed. The Compensation Committee believes that offering this plan to executives is critical to achieve the objectives of attracting and retaining talent, particularly because the Company does not offer a defined benefit pension plan or any employee stock purchase, employee stock ownership, deferred compensation, or supplemental early retirement plans.

Other Compensation

The Company offers limited other perquisites and benefits to its Named Executive Officers, which are reflected in the relevant tables and narratives that follow. The executives participate in basic Company-wide plans and programs such as group medical, dental and life insurance in accordance with the terms of the programs and on the same terms as all other domestic employees. The Company does not offer disability insurance, automobile allowances, Company-provided automobiles, club memberships/dues, financial planning allowances, security services, first class air travel, or sign-on or retention bonuses.

Internal Pay Equity

The Company’s core compensation philosophy is to pay its Named Executive Officers competitive levels of compensation that reflect their individual responsibilities and contributions to the Company, while providing incentives to achieve its business objectives. While comparisons to compensation levels of similarly situated executives at companies in its peer group is beneficial in assessing the competitiveness of its various programs, the Company recognizes that its compensation programs must also be internally consistent and equitable. The Committee evaluated the mix of the individual elements of compensation paid to the Company’s Named Executive Officers, as well as the overall composition and responsibilities of the executive team. The Company does not have a formal policy that addresses Chief Executive Officer compensation multiples as they relate to other Named Executive Officers; however, the Chief Executive Officer’s total compensation has historically been less than 150% of the average total compensation of the other Named Executive Officers.

FX Energy was originally founded by three individuals, David N. Pierce (currently the Chief Executive Officer), Andrew W. Pierce, and Jerzy B. Maciolek. In recognition of their initial vision and ongoing contribution to the Company’s success, the Company has determined that the salaries of Mr. Andrew W. Pierce and Mr. Maciolek be set at the same level.

Impact of Internal Revenue Code Section  162(m)

Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to the Internal Revenue Code under Section 162(m) that limit the Company’s federal income tax deductions for compensation expense in excess of $1 million paid to Named Executive Officers. However, performance-based compensation can be excluded from the limit so long as it meets certain requirements.

No Named Executive Officer of FX Energy, including its Chief Executive Officer, has received compensation in any given year in excess of $1 million.

2007 Summary Compensation Table

The following table summarizes the compensation of the Company’s Chief Executive Officer and its four highest paid executive officers other than its Chief Executive Officer for the fiscal year ended December 31, 2007:

				Restricted
				Stock	Other	Total
		Salary	Bonus	Awards	Compensation	Compensation
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)
David N. Pierce	2007	$350,000	$227,500	$246,359	$ 67,685	$891,544
President, Chief Executive Officer	2006	350,000	80,000	264,284	65,106	$759,390

Thomas B. Lovejoy	2007	250,000	112,500	202,777	70,312	$635,589
Chairman, Executive Vice President	2006	250,000	-	224,483	67,645	$542,128

Andrew W. Pierce	2007	270,000	148,500	223,185	52,007	$693,692
Vice President Operations	2006	260,000	85,800	236,826	48,591	$631,217

Jerzy B. Maciolek	2007	270,000	297,000	312,085	60,629	$939,714
Vice President Exploration	2006	260,000	85,800	370,358	62,444	$778,602

Clay Newton	2007	185,000	114,469	164,357	54,212	$518,038
Vice President Finance	2006	175,000	55,000	186,452	50,525	$466,977

________________

(1)

The amounts included in the “Restricted Stock Awards” column represent the compensation cost the Company recognized in the fiscal years ended December 31, 2007 and 2006, related to restricted stock and stock option awards it granted during those fiscal years and prior fiscal years, in accordance with SFAS 123R. For a discussion of valuation assumptions, see Note 1 to the Company’s consolidated financial statements included in its annual report on Form 10-K for the year ended December 31, 2007. The table below shows the 2007 stock grants to each of the named executives.

Name	Restricted Shares
David N. Pierce	42,000
Thomas B. Lovejoy	24,000
Andrew W. Pierce	37,500
Jerzy B. Maciolek	37,500
Clay Newton	22,500

(2)	The amounts reported for each of the named executives in “All Other Compensation” for 2007 are shown below (in dollars):

Name	Registrant Contributions to Defined Contribution Plans	Medical / Dental / Life Insurance Premiums
David N. Pierce	$45,000	$22,685
Thomas B. Lovejoy	45,000	25,312
Andrew W. Pierce	45,000	7,007
Jerzy B. Maciolek	45,000	20,629
Clay Newton	37,000	17,212

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

The Company maintains the following executive compensation programs for its Named Executive Officers:
•	Base salary
•	Annual cash incentive compensation
•	Equity-based awards
•	Retirement benefits
•	Other employee benefits
•	Employment and change in control agreements

The Company includes further details regarding these programs, including information on performance criteria and vesting provisions, in the “Compensation Discussion and Analysis—Executive Compensation Philosophy” section on page 11.

The Company did not make any awards under equity or nonequity incentive plans during 2007.

Outstanding Equity Awards at 2007 Year-End

The following table reflects outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2007, for each of the named executives. The table also reflects unvested and unearned stock awards.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexer- cised Options (#) Exer- cisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)

David N. Pierce						72,000(3)	$408,960	-	-
	60,000	-	60,000	$2.44	11/12/08	-	-	-	-
	85,000	-	85,000	2.40	08/14/09	-	-	-	-
	85,000	-	85,000	3.98	10/27/10	-	-	-	-
	85,000	-	85,000	8.37	08/31/11	-	-	-	-
Thomas B. Lovejoy						48,000(4)	$272,640	-	-
	50,000	-	50,000	$2.44	11/12/08	-	-	-	-
	75,000	-	75,000	2.40	08/14/09	-	-	-	-
	75,000	-	75,000	3.98	10/27/10	-	-	-	-
	75,000	-	75,000	8.37	08/31/11	-	-	-	-
Andrew W. Pierce						64,999(5)	$369,194	-	-
	50,000	-	50,000	$2.44	11/12/08	-	-	-	-
	75,000	-	75,000	2.40	08/14/09	-	-	-	-
	75,000	-	75,000	3.98	10/27/10	-	-	-	-
	75,000	-	75,000	8.37	08/31/11	-	-	-	-
Jerzy B. Maciolek						64,999(6)	$369,194	-	-
	65,000	-	65,000	$2.40	08/14/09	-	-	-	-
	75,000	-	75,000	3.98	10/27/10	-	-	-	-
	175,000	-	175,000	8.37	08/31/11	-	-	-	-
Clay Newton						43,834(7)	$248,977	-	-
	5,000	-	5,000	$2.40	08/14/09
	39,000	-	39,000	3.20	10/01/10	-	-	-	-
	42,000	-	42,000	3.98	10/27/10	-	-	-	-
	55,000	-	55,000	8.37	08/31/11	-	-	-	-

(1)

The Company granted all options seven years prior to the expiration date. The options vest ratably over a three-year period beginning with the first third vesting one year after the date of grant, the second third vesting two years after the date of grant, and the final third vesting three years after the date of grant.

(2)	Market value of shares of stock that have not vested is based on the December 31, 2007, closing market price for a share of the Company’s common stock, which was $5.68.
(3)

Mr. Pierce’s restricted shares will vest as follows: 10,000 shares on each of November 17, 2008, December 21, 2008, and December 21, 2009, and 14,000 shares on each of December 21, 2008, December 21, 2009, and December 21, 2010. All of the restricted shares will also vest if the Company terminates his employment other than for cause or if he dies or becomes disabled. Restricted stock awards also vest fully on a change in control.

(4)

Mr. Lovejoy’s restricted shares will vest as follows: 8,000 shares on each of November 17, 2008, December 21, 2008, December 21, 2008, December 21, 2009, December 21, 2009, and December 21, 2010. All of the restricted shares will also vest if the Company terminates his employment other than for cause or if he dies or becomes disabled. Restricted stock awards also vest fully on a change in control.

(5)

Mr. Pierce’s restricted shares will vest as follows: 9,166 shares on each of November 17, 2008, December 21, 2008, and December 21, 2009, and 12,500 shares on each of December 21, 2008, December 21, 2009, and December 21, 2010. All of the restricted shares will also vest if the Company terminates his employment other than for cause or if he dies or becomes disabled. Restricted stock awards also vest fully on a change in control.

(6)

Mr. Maciolek’s restricted shares will vest as follows: 9,166 shares on each of November 17, 2008, December 21, 2008, and December 21, 2009, and 12,500 shares on each of December 21, 2008, December 21, 2009, and December 21, 2010. All of the restricted shares will also vest if the Company terminates his employment other than for cause or if he dies or becomes disabled. Restricted stock awards also vest fully on a change in control.

(7)

Mr. Newton’s restricted shares will vest as follows: 6,334 shares on November 17, 2008, and 7,500 shares on each of December 21, 2008, December 21, 2008, December 21, 2009, December 21, 2009, and December 21, 2010. All of the restricted shares will also vest if the Company terminates his employment other than for cause or if he dies or becomes disabled. Restricted stock awards also vest fully on a change in control.

Option Exercises and Stock Vested During 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David N. Pierce	60,000	$232,650	20,000	$122,000
Thomas B. Lovejoy	50,000	193,875	16,000	97,600
Andrew W. Pierce	50,000	193,875	18,333	111,837
Jerzy B. Maciolek	50,000	193,875	18,333	111,837
Clay Newton	-	-	13,833	84,381
(1)	This value is the difference between the option exercise price and the market value of the underlying shares on the date of exercise, multiplied by the number of shares.

Other Potential Post-Employment Compensation

As discussed previously, the Company faces many risks that are not shared by the majority of its peer group companies. In addition to these risks, the Company’s Executive Officers are required to spend a considerable amount of time out of the country as the Company pursues its business objectives. Further, the Company’s analysis of the accumulated wealth of its Named Executive Officers shows that a significant portion of their individual net worth is tied to the performance of FX Energy common stock.

In view of the foregoing and as part of its program to retain its key employees, the Company has extended employment and change in control agreements to all of its Named Executive Officers. These are separate agreements, with the Employment Agreement covering only the terms of employment, and the Change in Control agreements covering only a change in company control. The following summaries describe potential payments payable to the Company’s Named Executive Officers upon termination of employment or a change in control. The actual payments to executives are contingent upon many factors as of the time benefits would be paid, including elections by the executive and tax rates as well as the discretion of the Committee.

Employment Agreements

The Company has entered into agreements with each of its Named Executive Officers providing for certain severance benefits in the event of the severance of the employment of such Named Executive Officers. Each of the agreements has an initial term of two and one-half years; provided, however, that such agreements will automatically be renewed for successive two and one-half year terms unless the Company delivers to the applicable Named Executive Officer written notice of nonrenewal at least 40 days before the expiration date. All of the agreements were entered into on January 1, 2007. Notwithstanding the foregoing, these agreements automatically terminate upon the earlier of a change in corporate control (as defined in the change in corporate control agreements described below) or such time as the applicable Named Executive Officer ceases to be employed by the Company for any reason.

Change in Control Agreements

The Company also has agreements with its Named Executive Officers providing for certain enhanced severance benefits in the event of the severance of the employment of such Named Executive Officers following a change in corporate control. Each of the agreements has an initial term of one year, and the expiration date will automatically be extended for one additional year unless in the 60-day period immediately preceding any anniversary date of the agreement, either the Company or the applicable Named Executive Officer rejects such automatic extension. These agreements were entered into in January 1, 2007.

David N. Pierce

If the Company terminates Mr. Pierce’s employment other than for cause (as defined in the agreement) or Mr. Pierce resigns for cause (as defined in the agreement), Mr. Pierce will be entitled to severance pay and up to 24 months of continued health care coverage. The severance pay is payable in a lump sum six months after his termination, and is equal to two times the greater of (a) his then current annual salary, or (b) his salary plus bonus compensation for the year most recently ended. Under Mr. Pierce’s change in control agreement, Mr. Pierce will be entitled to receive enhanced severance payments and benefits instead of those described above if: (i) the Company terminates his employment other than for cause within two years after a change in control (as defined in the agreement), or (ii) Mr. Pierce’s employment is terminated by death or disability. The enhanced severance payments and benefits consist of the same severance pay described above, as well as immediate vesting of all unvested options, restricted shares and other equity-based awards.

Assuming Mr. Pierce’s employment was terminated under the circumstances noted in the table below as of December 31, 2007, payments and benefits to him would have an estimated potential value as follows:

Termination Reason	Cash Severance	Benefits(1)	Value of Accelerated Equity Awards	Other	Total
Retirement / Voluntary	$ -	$ -	$ -	-	$ -
With Cause	-	-	-	-	-
Without Cause	1,155,000	45,744	-	-	1,200,744
Death / Disability	1,155,000	45,744	408,960	-	1,609,704
Change in Control	1,155,000	45,744	408,960	-	1,609,704
(1)	Includes two years of group medical, dental and life insurance premiums.

Named Executive Officers (Other Than David N. Pierce)

Assuming the employment of the Named Executive Officers noted in the tables below was terminated under the circumstances noted in the table on December 31, 2007, payments and benefits to each Named Executive Officer would have estimated potential values as follows:

Thomas B. Lovejoy, Chairman, Executive Vice-President

Termination Reason	Cash Severance	Benefits(1)	Value of Accelerated Equity Awards	Other	Total
Retirement / Voluntary	$ -	$ -	$ -	-	$ -
With Cause	-	-	-	-	-
Without Cause	725,000	52,152	-	-	777,152
Death / Disability	725,000	52,152	272,640	-	1,049,792
Change in Control	725,000	52,152	272,640	-	1,049,792

Andrew W. Pierce, Vice-President, Operations

Termination Reason	Cash Severance	Benefits(1)	Value of Accelerated Equity Awards	Other	Total
Retirement / Voluntary	$ -	$ -	$ -	-	$ -
With Cause	-	-	-	-	-
Without Cause	837,000	17,952	-	-	854,952
Death / Disability	837,000	17,952	389,396	-	1,224,146
Change in Control	837,000	17,952	389,396	-	1,224,146

Jerzy B. Maciolek, Vice-President, Exploration

Termination Reason	Cash Severance	Benefits(1)	Value of Accelerated Equity Awards	Other	Total
Retirement / Voluntary	$ -	$ -	$ -	-	$ -
With Cause	-	-	-	-	-
Without Cause	1,134,000	44,592	-	-	1,178,592
Death / Disability	1,134,000	44,592	369,194	-	1,547,786
Change in Control	1,134,000	44,592	369,194	-	1,547,786

Clay Newton, Principal Financial Officer

Termination Reason	Cash Severance	Benefits(1)	Value of Accelerated Equity Awards	Other	Total
Retirement / Voluntary	$ -	$ -	$ -	-	$ -
With Cause	-	-	-	-	-
Without Cause	598,938	39,264	-	-	638,202
Death / Disability	598,938	39,264	248,977	-	887,179
Change in Control	598,938	39,264	248,977	-	887,179
(1)	Includes two years of group medical, dental and life insurance premiums.

2007 Director Compensation

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on the Company’s Board of Directors in 2007. Directors who are employees of FX Energy are not compensated for their services.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings	All Other Compen- sation ($)(3)	Total ($)
Dennis B. Goldstein(4)	$46,000	$ 68,194	-	-	-	$ -	$114,194
H. Allen Turner(5) (8)	48,500	32,635	-	-	-	-	81,135
Richard Hardman(6)	26,000	217,191	-	-	-	57,000	300,191
David L. Worrell(7)	31,000	34,097	-	-	-	-	65,097
Arnold S. Grundvig, Jr.(5)	28,500	34,097	-	-	-	-	62,597
(1)	Non-employee directors receive the following annual cash compensation:
•	An annual retainer of $20,000.
•	An additional annual retainer of $20,000 for the Lead Director.
•	An additional annual retainer of $20,000 for the Capital Markets Director.
•	A fee of $1,500 for each board meeting attended.
•	An annual retainer of $5,000 for the chairmen of the Audit and Compensation Committees.
•

Each director is entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board of Directors or its committees and related activities.

(2)	Non-employee directors receive the following annual stock awards:
•	An annual grant of 6,000 shares of restricted stock.
•	An additional annual grant of 6,000 shares of restricted stock for the Lead Director.
•	An annual grant of 27,000 shares of restricted stock for the Technical Advisor.

The amounts included in the “Stock Awards” column represent the compensation cost recognized by the Company during the year ended December 31, 2007, related to stock awards to directors, computed in accordance with SFAS 123R. For a discussion of valuation assumptions, see Note 1 to the Company’s consolidated financial statements included in its annual report on Form 10-K for the year ended December 31, 2007.

(3)	Annual consulting fees of $57,000 for the Technical Advisor to the Board of Directors.
(4)	Lead Director and Chairman of the Nomination and Governance Committee.
(5)	Mr. Grundvig served as Chairman of the Audit Committee until June 4, 2007, at which time Mr. Turner was appointed to serve asChairman of the Committee.
(6)	Technical Advisor to the Board of Directors.
(7)	Chairman of the Compensation Committee.
(8)	Capital Markets Advisor to the Board of Directors.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the financial reporting process for the Company on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed the annual financial statements included in the Annual Report and filed with the Securities and Exchange Commission. The Audit Committee also reviewed the unaudited financial statements filed with the Company’s quarterly reports on Form 10-Q.

The Committee discussed with management and the independent registered public accountants the acceptability and the quality of the accounting principles used in the financial statements. These discussions included the clarity of the disclosures made therein, the underlying estimates and assumptions used in the financial reporting, the reasonableness of the significant judgments and management decisions made in developing the financial statements, and the independent registered public accountants’ evaluation of the Company’s internal controls. In addition, the Audit Committee has discussed with the independent registered public accountants their independence from the Company and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1.

The Audit Committee has also discussed issues related to the overall scope and objectives of the audits conducted, the internal controls used by the Company, and the selection of the Company’s independent registered public accountants with the Company management and its independent registered public accountants.

The Audit Committee also discussed with management the Company’s disclosure controls and procedures and the certifications by the Company’s Chief Executive Officer and Principal Financial Officer, which are required by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission. During 2007, the Company did not engage PricewaterhouseCoopers LLP to perform any management or financial information systems design consulting services.

Pursuant to the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

The foregoing report has been furnished by:	H. Allen Turner, Chairman
Arnold S. Grundvig, Jr.
Dennis B. Goldstein
David L. Worrell

RELATIONSHIP WITH INDEPENDENT AUDITORS

Independent Registered Public Accountants

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2007, for the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for that fiscal year, and for reviews of registration statements were $269,000. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2006, for the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for that fiscal year, and for reviews of registration statements and for assistance with the Securities and Exchange Commission’s review of the Company’s prior year financial statements were $234,900.

Audit Related Fees

PricewaterhouseCoopers LLP did not bill the Company for any professional services that were reasonably related to the performance of the audit or review of financial statements for either the fiscal year ended December 31, 2007, or the fiscal year ended December 31, 2006, that are not included under Audit Fees above.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for domestic and international tax compliance, tax advice, and tax planning for the fiscal years ended December 31, 2007, and December 31, 2006, were $2,300 and $18,684, respectively.

All Other Fees

PricewaterhouseCoopers LLP did not perform any services for the Company or charge any fees other than the services described above under “Audit Fees” and “Tax Fees” for either the fiscal year ended December 31, 2007, or the fiscal year ended December 31, 2006.

The engagements of PricewaterhouseCoopers LLP to perform all of the above-described services were approved by the Audit Committee before the Company entered into the engagements, and the policy of the Audit Committee is to require that all services performed by the independent registered public accountants be preapproved by the Audit Committee before the services are performed.

OTHER MATTERS

Management does not know of any business other than that referred to herein that may be considered at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

In order to assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the enclosed proxy and date, sign and return it promptly in the envelope provided. The signing of a proxy by no means prevents your attending the meeting.

By Order of the Board of Directors

FX ENERGY, INC.

Salt Lake City, Utah
April 30, 2008	Scott J. Duncan, Secretary

PROXY

FX ENERGY, INC.

Annual Meeting of the Stockholders of	(This Proxy Is Solicited on Behalf
FX Energy, Inc. on June 10, 2008	of the Company)

The undersigned hereby appoints David N. Pierce and Scott J. Duncan proxies, and each of them, with full power of substitution, to vote all shares of common stock of FX ENERGY, INC. (the “Company”), that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (“Annual Meeting”) to be held in the Sawtooth Room at Little America Hotel, 500 South Main Street, Salt Lake City, Utah, on June 10, 2008, at 10:00 a.m., local time, or any adjournment(s) thereof, such proxies being directed to vote as specified below. If no instructions are specified, such proxy will be voted “FOR” each proposal.

To vote in accordance with the Board of Directors’ recommendations, sign below. The “FOR” boxes may, but need not, be checked. To vote against any of the recommendations, check the appropriate box marked “AGAINST” below. To withhold authority for the proxies to vote for any of the recommendations, check the appropriate box(es) marked “WITHHOLD AUTHORITY” below.

The Board of Directors recommends votes “FOR” the following proposals, each of which has been proposed by the Board of Directors:

1.

To elect David N. Pierce and Dennis B. Goldstein to serve as directors for a term expiring at the 2011 Annual Meeting of the Stockholders of the Company, and until a successor is elected and qualified. To withhold your vote for any individual nominee, strike a line through such nominee’s name.

David N. Pierce	Dennis B. Goldstein

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year.

FOR	☐	AGAINST	☐	WITHHOLD AUTHORITY	☐

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment (s) thereof.

FOR	☐	AGAINST	☐	WITHHOLD AUTHORITY	☐

Please print your name and sign exactly as your name appears in the records of the Company. When shares are held by joint tenants, both should sign.

Dated:

Signature	Signature (if held jointly)

Print Name	Print Name

PLEASE MARK, SIGN, DATE, AND
RETURN THIS PROXY TO:	FX ENERGY, INC.
3006 HIGHLAND DRIVE, SUITE 206
SALT LAKE CITY, UTAH 84106
FACSIMILE: (801) 486-5575